EXECUTION VERSION
CERTIFICATE OF RETIREMENT AND ELIMINATION
OF
SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
GARRETT MOTION INC.

(Pursuant to Section 243 of the Delaware General Corporation Law)
Garrett Motion Inc., a Delaware corporation (the “Corporation”), certifies as follows:
First:        The certificate of incorporation of the Corporation authorizes the issuance of 245,045,431 shares of Series A Cumulative Convertible Preferred Stock.
Second:     On July 26, 2023, a duly empowered committee of the Board of Directors of the Corporation adopted resolutions retiring 245,045,431 shares of Series A Cumulative Convertible Preferred Stock, which shares constituted all of the authorized shares of Series A Cumulative Convertible Preferred Stock.
Third:     The terms of the Series A Cumulative Convertible Preferred Stock prohibit the reissuance of such shares as Series A Cumulative Convertible Preferred Stock.
Fourth:    Pursuant to Section 243 of the Delaware General Corporation Law, all references to the Series A Cumulative Convertible Preferred Stock in the certificate of incorporation of the Corporation are hereby eliminated.
[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed by its duly authorized officer on the date set forth below.

GARRETT MOTION INC.

By:	/s/ Jérôme Maironi
Jérôme Maironi
Senior Vice President, General Counsel and Corporate Secretary

Date:	July 26, 2023